AMENDMENT NO. 1 TO EXECUTIVE COMPENSATION AGREEMENT

This Amendment No. 1 to Executive Compensation Agreement (“Amendment No. 1”) is to memorialize and amendment to the Executive Compensation Agreement between Trend Innovations Holding Inc. (“Company”) and Kenneth L. Waggoner (“Executive”) (each a “Party” and collectively, the “Parties”), to amend terms and condition related the Executive Compensation Agreement between the Parties dated April 20, 2023 (“Agreement”) with an effective date of Amendment No. 1 of April 26, 2023 (“Amendment No. 1 Effective Date”).

RECITALS

A.	Effective April 20, 2023, the Parties entered into the Agreement pursuant to which the Executive agreed to serve as the Chief Executive Officer of the Company with authorities and responsibilities customarily associated with the status of such position at Nasdaq-listed technology companies of the same size as the Company;

B.	Among other things, the Executive Compensation Agreement provides for base compensation and a bonus to be paid to the Executive, as well as indemnification; and

C.	The Parties desire to amend certain terms and conditions of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Agreement is hereby amended as follows:

1.	Section 4 (a) of the Agreement shall be deleted in its entirety and amended to read:

4.	Base Compensation; Bonus Plans

The Executive shall be paid a base salary of $720,000 annually, payable in shares of common stock of the Company (“Shares”) subject to the conditions and restrictions set forth in this Agreement. The base salary shall be increased, retroactively, to the Effective Date to $1,440,000 upon the Shares being listed on a national stock exchange. The Executive’s base salary in effect, from time to time, exclusive of any other compensation under this Agreement, is hereinafter referred as the “Base Salary.” The Base Salary shall commence upon the Effective Date. The number of Shares shall be paid on a quarterly basis at the beginning of each quarter (“Payment Date”), prorated for partial quarters that will be determined by dividing $180,000 (which is the Executive’s Base Salary for 3 months) by the Company’s 20-day Volume Weighted Average Price per Share immediately prior to the relevant Payment Date. If the Executive raises sufficient equity financing or other working capital, the Executive shall be entitled to an additional bonus to be determine by the Company’s Board of Directors which in any event will not be less than $200,000 payable to the Executive within 30 days of such financing or infusion of capital.

2.	Section 13 of the Agreement shall be deleted in its entirety and amended to read:

13. Indemnification; Liability Insurance

The Company shall defend, indemnify, and hold the Executive harmless from and against any past, present or future claims, actions, demands, losses, costs, expenses, liability or other damages arising from his employment with the Company (“Indemnifiable Event”), including reasonable attorney’s fees and costs, amounts, and expenses incurred by or imposed against the Executive arising out of or relating to any past, present, or future claims, actions, demands, losses, costs, expenses, liability or other damages due to the Executive’s employment pursuant to this Agreement (collectively, “Claims”).

For the duration of the Executive’s service as an officer, director or other agent of the Company, and thereafter for so long as the Executive is subject to any pending or possible Claims by reason of any Indemnifiable Event, the Company shall use commercially reasonable efforts to cause to be maintained in effect policies of liability insurance providing coverage for directors and officers (“D&O Insurance”) of the Company that are substantially comparable in scope and amount customarily associated D&O Insurance at Nasdaq-listed technology companies of the same size as the Company.

3.	Except as provided in this Amendment No.1, all of the other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each Party has executed this Amendment No. 1 by its duly authorized representative as of the Amendment No. 1 Effective Date.

Trend Innovations Holding Inc.

By: ________________________________

Printed Name: Nataljia Tunevic

Title: President

Kenneth L. Waggoner

By: ________________________________

Printed Name: Kenneth L. Waggoner

Title: Chief Executive Officer